Exhibit 10.1

                      SECURED SUBORDINATED PROMISSORY NOTE


$3,000,000.00                                       Dated:  October 13, 1999
                                                            Phoenix, Arizona

         FOR VALUE RECEIVED, the undersigned SPARTA FOODS, INC., a Minnesota corporation ("Maker"), promises to pay to FOOD PRODUCTS CORPORATION, an Arizona corporation ("Holder"), the principal sum of Three Million Dollars ($3,000,000.00), together with interest on the unpaid principal balance at an annual rate of interest of eight percent (8%) from October 10, 1999. This Note has been issued pursuant to an Asset Purchase Agreement dated September 27, 1999, by and among Maker, Holder and the shareholders of Holder (the "Asset Purchase Agreement"). Terms used in this Note, if not defined herein, have the meanings ascribed thereto in the Asset Purchase Agreement.

         This Note shall be due and payable in 20 equal consecutive quarterly installments of principal and interest each in the amount of $183,470.15, such payments to commence January 10, 2000, and to continue thereafter until (and including) October 10, 2004. All payments hereunder shall be made in lawful money of the United States. Interest hereunder shall be computed on the basis of a 365 day year for the actual number of days in any period for which such computation is made. Maker may, at its option, at any time, prepay this Note without premium in whole or in part.

         To secure the debt evidenced by this Note, Maker hereby grants Holder a security interest in all the assets of Maker, whether now owned or hereafter acquired (the "Security Interest"). Holder agrees that this Note is subordinated to all of Maker's indebtedness ("Bank Indebtedness") pursuant to that certain Term Loan and Credit Agreement of even date herewith by and between Maker and Norwest Bank Minnesota, N.A., as such agreement may be amended from time to time. Holder acknowledges that this Note is subject to the terms and conditions of that certain Subordination Agreement dated as of even date herewith, by and among Maker, Holder and Norwest, as such agreement may be amended from time to time (the "Subordination Agreement"). The Security Interest is hereby expressly subordinated to any security interest granted by Maker in connection with Bank Indebtedness.

         The occurrence of any of the following events shall constitute an Event of Default under this Note: (i) the failure to make any payment of principal or interest when and as the same becomes due and payable hereunder and such failure continues for a period of ten (10) days after notice; (ii) the insolvency, dissolution, or liquidation of Maker; (iii) any appointment of a receiver, trustee or similar officer of any property of Maker; (iv) any assignment for the benefit of creditors of Maker; (v) any commencement of any proceeding under any bankruptcy, insolvency, receivership, dissolution, liquidation or similar law by or against Maker; (vi) the sale of all or substantially all of the Purchased Assets; or (vii) the occurrence of an event of default under the Premises Lease.

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         Subject to the terms and conditions of the Subordination Agreement, upon the occurrence of an Event of Default and at any time thereafter, Holder may, at its option, declare this Note to be immediately due and payable and thereupon this Note shall become due and payable for the entire unpaid principal balance of this Note plus accrued interest and other charges, fees and expenses under this Note without any presentment, demand, protest or other notice of any kind. If an Event of Default under this Note shall occur and be continuing, and at the option of the Holder hereof, interest shall thereafter be payable on the whole of the unpaid principal sum at fifteen percent (15%) per year whether or not Holder has exercised its option to accelerate the maturity hereof and declare the entire unpaid principal indebtedness due and payable.

         This Note may not be negotiated, transferred, pledged or assigned except to Seller's Shareholders without the express written consent of Maker.



                                     SPARTA FOODS, INC.



                                     By: /s/ Joel P. Bachul

                                     Its: Chief Executive Officer



                                     FOOD PRODUCTS CORPORATION



                                     By: /s/ Donald R. Charles

                                     Its: Secretary